Exhibit 99.2

Andy Omiridis, EVP, CFO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND BY 8.8%

Increases Quarterly Dividend from $0.34 to $0.37 per Share

DeRidder, LA – February 21, 2024 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors has increased the quarterly dividend by 8.8%, from $0.34 to $0.37 per share.

The Board of Directors declared a quarterly cash dividend of $0.37 per share, payable on March 22, 2024 to shareholders of record as of March 8, 2024.

The Company began paying dividends in 2013. Since that time, the Company has declared $43.26 in dividends per share, comprising $10.01 in regular dividends and $33.25 in special dividends.

Additional information on the Company’s fourth quarter and 2023 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.